Exhibit 10.1

April 30, 2026

Gregory Martini
via email to […***…]

Re: Employment Terms

Dear Gregory:

Kyverna Therapeutics, Inc. (the “Company”) is pleased to offer you employment beginning on May 18, 2026 (the “Start Date”); provided, however, if your employment does not commence on the Start Date, this letter shall be null and void and without force or effect.

Position

Your position will be Chief Financial Officer of the Company with responsibilities, duties, and authority as usual and customary for such position, reporting to the Company’s Chief Executive Officer and Executive Chairperson of the Board of Directors (the “Board”). In this position, you will be permitted to work remotely, subject to reasonable business travel. The Company may change your position, duties, and work location from time to time in its discretion, subject to the severance protections outlined below.

While you are employed by the Company, you will (i) devote your full business time, energy and skill to the performance of your duties for the Company and (ii) hold no other employment or consulting positions, unless you receive written consent from the Board in advance. Notwithstanding the foregoing, you shall be entitled to engage in (a) service on the board of directors of two for-profit companies, businesses or trade organizations, provided that you shall not serve on the board of any entity that competes with the Company, as determined by the Board, (b) service on the board of directors of not-for-profit organizations, (c) other charitable activities and community affairs, and (d) management of your personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of your duties and responsibilities to the Company.

Compensation and Benefits

Your initial base salary will be paid at the rate of $525,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (“Base Salary”). The Compensation Committee of the Board (the “Compensation Committee”) shall review your Base Salary not less than annually.

Kyverna Therapeutics, Inc.	5980 Horton Street, Suite 550 Emeryville, CA 94608	hello@kyvernatx.com kyvernatx.com

Performance Bonus

You will also be eligible for an incentive bonus for each fiscal year of the Company that you are employed. Whether you receive a bonus and the amount of any such bonus will be determined by the Compensation Committee in good‐faith based on criteria determined by the Compensation Committee in its discretion. Your target bonus will be equal to 40% of your annual Base Salary, although the actual amount of any such bonus may be more or less than such amount based on the determination of the Compensation Committee; provided that, for the initial calendar year of employment, you shall receive a pro-rated bonus, subject to your continued employment through payment. The Company will pay you your bonus for any one year no later than March 15th of the following calendar year, less payroll deductions and withholdings. The bonus is not earned until paid and no portion of the bonus will be paid if your employment terminates for any reason prior to the payment date.

Annual Equity Program

Subject to approval by the Board of Directors, you will be eligible to participate in the Company’s Annual Equity program which offers a portfolio approach of both Restricted Stock Units (RSUs) and Stock Options, in accordance with the following 2026 proration schedule based on hire date:

Hire Date
Q1	Q2	Q3	Q4
100%	75%	50%	50%

Sign-on Bonus

You will be eligible to receive a sign-on bonus in the amount of $300,000, subject to applicable withholding, with $150,000 to be paid no later than the second regularly scheduled Company payroll date that occurs on or after the Start Date and the remaining $150,000 to be paid on the first anniversary of the Start Date, subject to your continued employment with the Company through and including that date; provided, however, solely for purposes of paying the remaining $150,000, in the event of the termination of your employment by the Company without Cause prior to the first anniversary of the Start Date, you shall be deemed to remain an employee of the Company (meaning the remaining $150,000 still will be paid on the first anniversary of the Start Date). In the event your employment terminates as a result of your voluntary resignation prior to the first anniversary of the Start Date, you agree to repay the $300,000 sign-on bonus.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees of the Company, subject to the terms of the applicable plan and generally applicable Company policies. The Company currently offers its employees the following benefits: medical insurance coverage, dental, vision, disability, and life insurance, as well as other benefits for which you will be eligible effective on your date of hire. You also will be eligible to participate in the Company’s 401K plan. Our 401(k) plan has an automatic enrollment feature designed to help eligible employees save for retirement. The default rate of automatic enrollment is 4% pretax. Additional information is shared as part of your onboarding process as well as during your new hire orientation.

Currently, the Company has a flexible vacation policy for exempt employees. Vacation hours are not allotted or accrued, and there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. Vacation time off can be taken as needed. The Company also provides pre-set paid holidays each year.

A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion, subject to the severance protections outlined below.

The Company will reimburse all reasonable business expenses that are documented by you and incurred in the ordinary course of business in accordance with the Company’s standard policies and procedures.

Equity

As soon as practicable following your Start Date, the Company will grant you a nonstatutory option to purchase 325,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Option”). The Option will be granted pursuant to, and governed by, the Company’s Amended and Restated 2024 Inducement Equity Incentive Plan (the “Plan”) and the standard form of option agreement used pursuant to the Plan. The Option will vest with respect to 25% of the Option shares on the 12‐month anniversary of your Start Date, and as to the balance in equal monthly installments over the next 36 months, subject to your Continuous Service (as defined in the Plan) as of each such date but with the vesting acceleration set forth in the Severance section below. In addition, with respect to each calendar year during your employment with the Company following the year in which the Start Date occurs, you shall be eligible to receive annual equity awards under the Plan or any successor plan, as determined by the Board in its sole discretion.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement, in the form attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At‐Will Employment and Exempt Status

Your employment with the Company will be “at‐will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at‐will status can only be modified in a written agreement signed by you and by an officer of the Company. You agree that, unless you and the Company agree otherwise, the termination of your employment shall be treated as your resignation from all positions you hold with the Company and its affiliates, and you agree to execute any letter of resignation consistent with the foregoing that the Company reasonably requests.

As a full‐time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation.

Severance

If, at any time, the Company terminates your employment for Cause, or if you resign without Good Reason, or your employment terminates as a result of your death or disability, you will receive your Base Salary accrued through the last day of your employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits.

If the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A‐1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits:

1.
an amount equal to 12 months of your then‐current Base Salary, less all applicable withholdings and deductions, paid over such 12‐month period. This amount will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the severance benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined herein), with the balance to be paid as originally scheduled; and
2.
if you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 12‐month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

Notwithstanding the foregoing, If the Separation from Service occurs within twelve (12) months following a Change in Control (as defined in the Company’s 2024 Equity Incentive Plan), then you shall instead be entitled to receive the following severance benefits:

3.
for a period of 15 months, an amount per month equal to 1/15th of the sum of (a) your then‐current Base Salary plus (b) your pro-rated bonus at target, less all applicable withholdings and deductions, paid over such 15‐month period. This amount will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the severance benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined herein), with the balance to be paid as originally scheduled; and
4.
if you timely elect continued coverage under COBRA, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 15‐month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.
5.
In addition, any service-based vesting requirements with respect to your then-outstanding Company stock options, restricted stock awards, and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.

Your receipt of the severance benefits set forth herein is conditional upon (a) your continuing to comply with your obligations under your Employee Confidential Information and Invention Assignment Agreement; and (b) your delivering to the Company a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A (but with any change the Company may reasonably request to reflect changes in applicable law) that becomes effective and irrevocable within 60 days following your termination date (the “Release”).

Definitions

For purposes of this Agreement, “Cause” means (a) your material breach of any agreement between you and the Company which breach, if curable (as determined by the Board), is not cured within thirty (30) days after your receipt of written notice from the Board; (b) your material failure to comply with the Company’s written policies or rules which failure, if curable (as determined by the Board), is not cured within thirty (30) days after your receipt of written notice from the Board; (c) your conviction of, or your plea of “guilty” or “no contest” to, a felony; (d) your gross misconduct which is materially and demonstrably injurious to the Company; (e) your continuing failure to undertake good faith efforts to perform assigned duties that are consistent with your position (other than any such failure resulting from incapacity due to physical or mental illness) after receiving written notification of the failure from the Board and, if curable (as determined by the Board), a 30-day opportunity to cure such failure and a reasonable opportunity to present to the Board your position regarding any dispute relating to the existence of such failure; (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; or (g) any intentional act that has a material detrimental effect on the Company’s reputation or business, unless such action was taken with the expectation that such action was in the Company’s best interests.

For purposes of this Agreement, “Good Reason” means that any of the following actions are taken by the Company without your consent: (a) a material reduction in your Base Salary (other than a reduction generally applicable to employees of the Company who are similarly situated with you), which, for this purpose, means a decrease by more than 10%; (b) a material diminution of your title, authority, duties, or responsibilities in effect immediately prior to the change; provided, however, that a reduction in your authority, duties or responsibilities solely by virtue of the Company undergoing a Change in Control and being made part of a larger entity or group of entities, such that you retain substantially similar or greater authority, duties and responsibilities with respect to the entity, division or business unit that constitutes the Company’s business following a Change in Control, shall not constitute Good Reason; (c) a requirement that you are no longer permitted to work remotely or a relocation of your principal work location that increases your one‐way commute by at least 50 miles; or (d) you being required to report to another person other than the Board or the Company’s Chief Executive Officer. To resign for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within 30 days of the initial existence of one or more of the conditions set forth in subclauses (a) through (d) above; (2) the Company will have 30 days (the “Company Cure Period”) from the date of such notice to remedy the condition; and (3) your resignation must occur within 30 days after the expiration of the Company Cure Period.

Section 409A

The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six‐month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to reimbursements or in‐kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (x) the amount of expenses eligible for reimbursement, or in‐kind benefits provided, during any one taxable year shall not affect the expenses eligible for reimbursement, or in‐kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and (z) the right to reimbursement or in‐kind benefits shall not be subject to liquidation or exchange for another benefit.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. Additionally, you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1‐16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules‐employment‐arbitration/) at such location as you and the Company may mutually agree or, in the absence of any agreement, in San Francisco, California. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes and may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signature page follows]

Please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement and return them to me by 5:00 p.m. Pacific time on May 8, 2026, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Warner Biddle
________________________________
Warner Biddle
Chief Executive Officer

Understood and Accepted:

/s/ Gregory Martini _______________________________ Gregory Martini	5/8/2026 ______________________________ Date

Exhibit A

Form of Release

[Date]

Gregory Martini

Via email

Dear Gregory:

This letter sets forth the separation and general release agreement (the “Agreement”) between you and Kyverna Therapeutics, Inc. (the “Company”) in connection with your termination of employment with the Company.

1.
SEPARATION. Your last day of work with the Company and your employment termination date was [●] (the “Separation Date”) and the parties agree that you resigned, effective as of the Separation Date, from (a) all positions that you held with the Company or any of its affiliates, including, without limitation, as an employee, officer, manager or director and (b) all fiduciary positions (including as a trustee) you held with respect to any employee benefit plans or trusts established by the Company or any affiliate, and the parties hereby confirm that your resignation was not due to any disagreement with the Company relating to any of the Company’s operations, policies or practices. You agree to execute any additional documents consistent with the foregoing resignations that the Company may reasonably request.

2.
SEVERANCE. If you timely sign this Agreement, allow it to become effective and irrevocable, and comply with your obligations under it (collectively, the “Preconditions”), then the Company will provide you with the following severance benefits described in your offer letter agreement with the Company dated May ____, 2026 (capitalized terms not defined herein shall have the meanings ascribed to them in such offer letter agreement):

(a)
[An amount equal to 12 months of your then‐current Base Salary, less all applicable withholdings and deductions, paid over such 12‐month period.]1 This amount will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the severance benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined herein), with the balance to be paid as originally scheduled.

(b)
If you timely elect continued coverage under COBRA, then the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and

1 If the Separation from Service occurs upon or within twelve (12) months following a Change in Control (as defined in the Plan), then this sentence shall read “For a period of 15 months, an amount per month equal to 1/15th of the sum of (a) your then‐current Base Salary plus (b) your pro-rated bonus at target, less all applicable withholdings and deductions, paid over such 15‐month period.”

1

your eligible dependents on the termination date until the earliest of (i) the close of the [12‐month]2 period following the termination of your employment, (ii) the expiration of your eligibility for the continuation coverage under COBRA, and (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.3

(c)
You are not entitled to or due the severance benefits described above unless you sign and return this Agreement and satisfy the Preconditions.

3.
Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by COBRA or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date, at the Company’s expense as provided under Section 2(b) above and thereafter at your own expense for such period as applicable law may provide.

4.
Stock Options. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Except as provided in Section 2(c) above, your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s) and all other equity compensation, will be as set forth in the applicable equity award agreement, grant notice and applicable plan documents.

5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6.
Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2 If the Separation from Service occurs upon or within twelve (12) months following a Change in Control (as defined in the Plan), the reference to “12-month” shall refer to “15-month”.

3 If the Separation from Service occurs upon or within twelve (12) months following a Change in Control (as defined in the Plan), a new subsection shall be added, which shall provide that “any service-based vesting requirements with respect to your then outstanding Company stock options, restricted stock awards, and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such options and awards, if any and as applicable, shall be deemed satisfied at target.”

2

7.
Release of Claims.

(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period (of at least twenty-one (21) days) in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have at least [twenty-one (21)]4 days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

(d)
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

4 To be 45 days if so required by applicable law.

3

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Certificate of Incorporation and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any claims for breach of this Agreement; (iv) any claims arising after you sign this Agreement; (v) any claims arising under this Agreement; and (vi) any claims for unpaid amounts specified in Section 5 above.

(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8.
RETURN OF COMPANY PROPERTY. You represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property previously in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You represent that you have made a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the

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necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement.

9.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.

10.
Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held. The Company agrees not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

11.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as expressly permitted under the section of this Agreement entitled “Protected Rights”, Section 7(f)) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.
Cooperation. If requested by the Company, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

13.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such

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employment (including, but not limited to, any statutory claims), shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1‐16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules‐employment‐arbitration/) at a location closest to where you last worked for the Company provided that such location will be within fifty (50) miles of your last principal place of employment with the Company. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.
Miscellaneous. This Agreement, including Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered

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enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. This Agreement must become effective and irrevocable no later than sixty (60) days following the Separation Date in order for you to receive the severance benefits described herein, and the Company will have no obligation to provide such benefits if this Agreement does not become effective and irrevocable within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:

[Name, Title]

I have read, understand and agree fully to the foregoing Agreement:

Gregory Martini

Date

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Exhibit B

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTIONS ASSIGNMENT AGREEMENT